EXHIBIT 99

                     [American Tower Corporation letterhead]





FOR IMMEDIATE RELEASE               Contact:  Joe Winn, Chief Financial
                                              Officer or Emily Farina, Director
                                              of Investor Relations
                                              Tel: (617) 375-7500

                           AMERICAN TOWER CORPORATION
                                 PUBLIC OFFERING
            OF 29,374,911 SHARES OF COMMON STOCK AT $23.50 PER SHARE

Boston, Massachusetts - July 2, 1998 - American Tower Corporation (NYSE:AMT) announced the public offering of 29,374,911 shares of Class A Common Stock at $23.50. Of the total number of shares, 25,500,000 shares are being sold by the Company and 3,874,911 shares are being sold by certain selling stockholders. The Company has granted the underwriters an option to purchase up to an additional 2,361,987 shares to cover over-allotments, if any. Credit Suisse First Boston, BT Alex. Brown, Lehman Brothers, Morgan Stanley Dean Witter, Bear, Stearns & Co., Inc., Merrill Lynch & Co. and Salomon Smith Barney are the underwriters of the Class A Common Stock.

The Company will use the net proceeds from the offering to redeem all of the outstanding shares of its Series A Pay-In-Kind Preferred Stock at a price of 101% of the liquidation preference (which is expected to occur on or about July 9, 1998), to reduce bank borrowings and to fund future acquisitions and construction activities.

Steve Dodge, American Tower's Chairman & CEO, stated "We appreciate the broad and deep support that we received in this offering, and we are now well positioned to build a substantial company."

American Tower is a leading, independent owner and operator of wireless communications sites in the United States, and, giving effect to pending acquisitions, operates more than 1,800 towers in 44 states and the District of Columbia.

A prospectus relating to these securities may be obtained from Credit Suisse First Boston, Prospectus Department, 11 Madison Avenue, New York, New York 10010, (212) 325-2580.



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               116 Huntington Avenue, Boston, Massachusetts 02116
                        (617) 375-7500 Fax (617) 375-7575